Exhibit 99.1

PRIMUS COMMENTS ON U.S. AUTOMAKER, IDEARC CDS EXPOSURE

Hamilton, Bermuda, April 3, 2009 – Primus Guaranty, Ltd. (the “Company”) (NYSE:PRS) today commented on certain aspects of the credit default swap (“CDS”) portfolio of Primus Financial Products, LLC (“Primus Financial”).

The Company noted that, despite continued uncertainty and volatility in the global financial and credit markets during the first quarter of 2009, Primus Financial experienced one new credit event in its single-name CDS portfolio during this period. According to the International Swaps and Derivatives Association, Inc., there were a total of 15 credit events in the first three months of the year.

The Company also said that as of March 31, 2009, Primus Financial did not have CDS exposure to any of the Big 3 U.S. automakers in its single-name or tranche CDS portfolios. While the Company’s policy is to refrain from commenting on individual exposures in Primus Financial’s portfolio unless there is a credit event, it is making this disclosure in light of the significant financial news and interest in these companies.

The credit event that Primus Financial experienced during the 2009 first quarter was related to Idearc Inc. (“Idearc”), which recently filed a petition under Chapter 11 of the U.S. Bankruptcy Code. Primus Financial’s single-name CDS notional exposure referencing Idearc is $10 million with current counterparties. Primus Financial also has CDS exposure to Idearc in its bespoke tranche portfolios, which are not subject to first loss due to existing subordination levels. The Company does not anticipate that Primus Financial will have to make payments on its bespoke tranche transactions as a result of the Idearc bankruptcy. However, the capital requirements associated with each tranche will increase as a result of a reduction in tranche subordination.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

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Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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